Articles of Amendment
to
Articles of Incorporation
of

VISION INDUSTRIES CORP.

(Name of Corporation as currently filed with the Florida Dept. of State)

P04000076702

(Document Number of Corporation (if known))

Pursuant to the provisions of section 607.1006, Florida Statutes, this ***Florida Profit Corporation*** adopts the following amendment(s) to its Articles of Incorporation:

A. **If amending name, enter the new name of the corporation:**

____ *The new name must be distinguishable and contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or Co.," or the designation "Corp," "Inc," or "Co". A professional corporation name must contain the word "chartered," "professional association," or the abbreviation "P.A."*

B. **Enter new principal office address, if applicable:** _______________
(Principal office address MUST BE A STREET ADDRESS)

____

____

C. **Enter new mailing address, if applicable:**
(Mailing address MAY BE A POST OFFICE BOX) _______________

____

____

D. **If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:**

Name of New Registered Agent: _______________

New Registered Office Address: _______________
(Florida street address)

_______________, Florida_______________
(City) *(Zip Code)*

New Registered Agent's Signature, if changing Registered Agent:
I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

____
Signature of New Registered Agent, if changing

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:
(Attach additional sheets, if necessary)

Title	Name	Address	Type of Action
S,T	MARTIN SCHUERMANN	120 EUCALYPTUS DR EL SEGUNDO, CA 90245	☐ Add ☑ Remove
S,T	ALLAN LEGATOR	120 EUCALYPTUS DR EL SEGUNDO, CA 90245	☑ Add ☐ Remove
			☐ Add ☐ Remove

E. If amending or adding additional Articles, enter change(s) here:
(attach additional sheets, if necessary). (Be specific)

Article III, is amended as provided on the attached sheet:

F. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:
(if not applicable, indicate N/A)

The date of each amendment(s) adoption: June 30, 2011
(date of adoption is required)

Effective date if applicable: June 30, 2011
(no more than 90 days after amendment file date)

Adoption of Amendment(s) **(CHECK ONE)**

☐ The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups. *The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):*

"The number of votes cast for the amendment(s) was/were sufficient for approval

by ______________________."
(voting group)

☑ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Dated June 30, 2011

Signature ______________________
(By a director, president or other officer – if directors or officers have not been selected, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Martin Schuermann
(Typed or printed name of person signing)

President and Chairman of the Board of Directors
(Title of person signing)

Article III shall be amended as follows:

ARTICLE III

A. **Authorized Capital Stock.** The total authorized capital stock of the corporation shall be Five Hundred Million (500,000,000), consisting of 498,000,000 shares of common stock, par value $0.001 per share (the "common stock"), and 2,000,000 shares of preferred stock, par value of $0.001 per share, (the "preferred shares") all or any part of which capital stock may be paid for in cash, in property or in labor and services at a fair valuation to be fixed by the Board of Directors. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors. Shares so issued, the full consideration for which has been paid or delivered, shall be deemed the fully paid up stock, and the holder of such shares shall not be liable for any further payment thereof.

B. **Common Stock.** Except as otherwise provided by statute, the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held of record by such holder as to each matter submitted to shareholders for approval. There shall be no cumulative voting rights in the election of directors of the Corporation.

C. **Preferred Stock.** The shares of Preferred Stock may be issued from time to time in one or more series as maybe be established by the Board of Directors of the Corporation. The Board of Directors is hereby expressly authorized to fix and determine by resolution(s) the number of shares of each series of Preferred Stock and the designation thereof, any voting and other powers, preferences and relative participating, optional or special rights, including the number of votes if any, per share and such qualifications, limitations or restrictions on any such powers, preferences and rights as shall be stated in the resolutions(s) providing for the issue of the series (a "Statement of Designation") and as may be permitted by the Florida Business Corporation Act (the "Act). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares of such series then outstanding) by the Board of Directors.

D. **Statement of Designation of Series of Preferred Stock.** The first series of Preferred stock shall be designated "Series A Preferred Stock" ("Series A") and shall consist of 2,000,000 shares, par value $0.001 per share. A statement of the relative powers, dividends, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock is as follows:

STATEMENT OF DESIGNATION OF THE
SERIES A CONVERTIBLE PREFERRED SHARES
OF VISION INDUSTRIES CORP.

VISION INDUSTRIES CORP., a Florida corporation (the "**Corporation**"), does hereby certify that pursuant to authority vested in it by the provisions of its Articles of Incorporation, as

amended, the board of directors of the Corporation (the "**Board of Directors**"), by action in writing pursuant to Section 607.0821 of the Florida Business Corporation Act, adopted the following resolution creating a series of 2,000,000 Preferred Shares Convertible into 10,000,000 Common Shares (these and other terms shall have the same meaning as in the Articles of Incorporation, unless otherwise specified in this Statement of Designation or unless the context otherwise requires) of the Corporation and designated as "Series A Preferred Stock".

RESOLVED, that, pursuant to authority expressly granted to the Board of Directors by the Articles of Incorporation, as amended, and in accordance with the resolutions of the Board of Directors dated June 30, 2011, the Board of Directors hereby creates and authorizes the issuance of a series of shares of preferred stock of the Corporation with a par value $.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

1. **Designation of Preferred Stock.** Pursuant to the Articles of Incorporation, the total authorized shares of capital stock, which the Corporation has the authority to issue, is 500,000,000 with a par value of $0.001 per share. The 500,000,000 shares shall consist of 498,000 shares of common stock par value of $0.001 per share (hereinafter the "common stock") and 2,000,000 shares of preferred stock par value of $0.001 per share (the "preferred shares").

2. **Designation of Series of Preferred Stock.** The distinctive serial designation of such series of Preferred Stock is "Series A Preferred Stock" ("**Series A**"). Each share of Series A shall be identical in all respects to every other share of Series A, except as to the respective dates from which the Series A Liquidation Preference shall increase and to the extent the Series A Liquidation Preference may be adjusted as provided in Section 3 below. The authorized number of shares of Series A shall be 2,000,000. Shares of Series A shall have a stated value of $1.00 per share (the "Stated Value"). Series A Shares that are purchased or otherwise acquired by the Corporation, or converted into Common Shares, shall be cancelled and shall revert to authorized but unissued Preferred Shares, provided that any such cancelled shares of Series A may be reissued only as Series A Preferred Shares.

3. **Definitions.** As used herein with respect to the Series A:

   3.1. "**Articles of Incorporation**" means the amended and restated articles of incorporation of the Corporation, as it may be amended from time to time in a manner consistent with this Statement of Designation, and shall include this Statement of Designation.

   3.2. "**Board of Directors**" means the board of directors of the Corporation.

   3.3. "**Business Day**" means any day other than a Saturday, Sunday or other day on which commercial banks in The City of El Segundo, California, are authorized or required by law or executive order to close.

   3.4. "**Bylaws**" means the bylaws of the Corporation, as they may be amended from time to time in a manner consistent with this Statement of Designation.

3.5. "**Capital Stock**" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, excluding any debt securities convertible into such equity.

3.6. "**Common Shares**" means the Common shares of the Corporation, par value $0.001 per share.

3.7. "**Close of Business**" means 5:00 p.m., Pacific Standard Time.

3.8. "**Common Shares**" means each of the Corporation's Common Shares.

3.9. "**Conversion Date**" means, as applicable, each of a Mandatory Conversion Date, a Non-Mandatory Conversion Date and a Triggering Event Conversion Date.

3.10. "**Dividend Payment Date**" means the anniversary date of the execution of the Stock Purchase Agreement upon which the dividends are to be paid.

3.11. "**Exchange Act**" means the Securities Exchange Act of 1934, as amended.

3.12. "**Holder**" means the Person in whose name the shares of Series A are registered, which may be treated by the Corporation, its Transfer Agent, and its Registrar as the absolute owner of the shares of Series A for the purpose of settling conversions and for all other purposes to the fullest extent permitted by law.

3.13. "**Issue Date**" means the date of the issuance of such shares of Series A.

3.14. "**Junior Stock**" or "**Junior Securities**" means the Common Shares of the Company.

3.15. "**Liquidation Event**" means the occurrence of a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary.

3.16. "**Mandatory Conversion Date**" means the first date on or after the third anniversary of the Issue Date or the date the Share Price reaches the Mandatory Conversion Price.

3.17. "**Mandatory Conversion Price**" means the $5.00 per share.

3.18. "**Non-Mandatory Conversion Date**" means, if the Share Price of the Common Shares preceding the third anniversary of the Issue Date is less than the Mandatory Conversion Price, any day on or after of the Issue Date but before the Mandatory Conversion Date.

3.19. "**Person**" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, or trust.

3.20. "**Preferred Shares**" means any and all series of preferred shares of the Corporation, including the Series A.

3.21. "**Stock Purchase Agreement**" means that agreement defining the terms of the purchase of the Series A.

3.22. "**Triggering Event**" means the occurrence of any of the following:

3.22.1. a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary;

3.22.2. a "person" or "group" within the meaning of Section 13(d) of the Exchange Act, other than a Holder, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group is, has become, or will become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the voting power of the outstanding Common Shares;

3.22.3. consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any Person other than one of the Corporation's Subsidiaries, in each case pursuant to which the Common Shares will be converted into, or receive a distribution of the proceeds in, cash, securities or other property, other than pursuant to a transaction in which the Persons that "beneficially owned" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person or the ultimate parent entity thereof immediately after the transaction; or

3.22.4. the Common Shares or shares of any other stock into which the Series A is convertible are not listed for trading on any United States national securities exchange or cease to be traded in contemplation of a delisting (other than as a result of a transaction described in Section 3.22.3 above).

3.23. "**Voting Stock**" means shares of Common Shares of the Corporation having the power to elect directors to the Board of Directors and any other general voting power (and shall include any shares of Voting Stock issuable upon exercise, exchange or conversion of securities exercisable or exchangeable for or convertible into shares of Voting Stock). Each Common Share entitled to vote shall count as one share of Voting Stock.

3.24. For all purposes relevant to this Statement of Designation: The terms defined in the singular have a comparable meaning when used in the plural and vice versa. Whenever the words "include," "includes," or "including" are used, they are deemed followed by the words "without limitation." All references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for stock splits, stock combinations, stock dividends and similar events. If any event under this Statement of Designation occurs on a Saturday, Sunday, or legal holiday, then such event shall be deemed to occur on the first Business Day after such date.

4. **Dividends.**

4.1. ***Dividends***. Dividends on the Series A Preferred shall be payable on the one year anniversary of the execution of the Stock Purchase Agreement (each such date being hereinafter individually a "**Dividend Payment Date**"), except that if such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the first immediately preceding calendar day which is not a Saturday, Sunday or legal holiday, to holders of record as they appear on the books of the Corporation on such respective dates, not exceeding sixty (60) days preceding such Dividend Payment Date, as may be determined by the Board of Directors in advance of the payment of each particular dividend. Dividends in arrears may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date as may be fixed by the Board of Directors of the Corporation. Dividends declared and paid in arrears shall be applied first to the earliest dividend period or periods for which any dividends remain outstanding. Dividends payable on this Series for the initial dividend period and for any other period less than a full year shall be computed and prorated on the basis of a 360-day year.

4.1.1. Shares of Series A shall be entitled to receive, in preference to the holders of Common Stock, annual dividends at the rate of $0.10 per Series A Share.

4.1.2. Dividends on the Series A shall be cumulative and accrue from and after the date of original issuance thereof, whether or not declared by the Board of Directors. Accrued dividends shall bear interest at a rate of ten percent (10%) per annum.

4.1.3. Dividends may, at the option of the Corporation, be paid in shares of fully-paid and nonassessable common stock of the Corporation, valued at the average share price as quoted on the OTCBB over the 15 days prior to the Dividend Payment Date. Any portion of a dividend that would result in issuance of a fractional share of common stock shall be paid in cash at the dividend rate. Such securities may be "restricted securities" of the Corporation as that term is defined under Rule 501(a) of the Securities and Exchange Commission under the Securities Act of 1933, as amended.

5. **Liquidation Rights.**

5.1. ***Series A Liquidation Preference.*** Upon liquidation, dissolution or winding-up, the Holders of shares of Series A Preferred shall be entitled to receive, out of funds legally available therefor, **$1.00 per share,** before any distribution in cash or other property on common stock or series of stock of the Corporation ranking junior to the Series A Preferred.

5.2. ***Liquidation Event.*** Upon the occurrence of any Liquidation Event, whether voluntary or involuntary, the holders of the Series A Preferred Stock (the "**Holders**") shall be entitled to receive, out of the assets of the Corporation or proceeds thereof available for distribution to shareholders of the Corporation, after satisfaction of all liabilities, if any, to creditors of the Corporation and before

any distribution of such assets or proceeds is made to or set aside for the holders of Common Shares, One Dollar ($1.00) in cash for each Series A Preferred Stock together with all unpaid dividends thereon (the "Series A Liquidation Preference").

5.3. *Partial Payment.* If, upon such Liquidation Event, the assets distributable to the holders of the Series A Preferred Stock shall be insufficient to permit the payment in full of the Series A Liquidation Preference, the assets of the Corporation shall be distributed to the holders of the Series A ratably until the holders have received the full amount to which they would otherwise be entitled. Holders of the Series A will not be entitled to any other amounts from the Corporation upon or in respect to the Series A after the Holders have received the Series A Liquidation Preference. The payment in full of the Series A Liquidation Preference with respect to any share of Series A shall be a payment in redemption of such share of Series A such that, from and after payment of the Series A Liquidation Preference, any such share of Series A shall no longer be outstanding.

5.4. *Residual Distributions.* If the Liquidation Preference on the Series A has been paid in full, the holders of Common Stock shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

5.5. *Liquidation Notice.* The Corporation shall give written notice of any Liquidation Event to each Holder not less than 30 days prior to the anticipated date of the Liquidation Event.

6. **Non-Voting.** The Series A shall be non-voting and the holders of the Series A shall not be able to vote their Series A, and no holder of Series A shall be entitled to notification of any meeting of the Board of Directors or the shareholders.

7. **Redemption.** Subject to the provisions of Section 5 and Section 8, the shares of Series A shall not be redeemable or callable.

8. **Conversion of Series A Preferred Stock.**

8.1. *Non-Mandatory Conversion at the Option of the Holder.*

8.1.1. On any Non-Mandatory Conversion Date, subject to the provisions of this Section 8.1, the Holder may, at its option, convert any outstanding share of Series A into five (5) fully paid and nonassessable Common Shares (the "**Conversion Factor**") (the "**Non-Mandatory Conversion Rights**").

8.1.2. To exercise its Non-Mandatory Conversion Rights, the Holder must follow the Conversion Procedure outlined in Section 8.5 below.

8.2. *Mandatory Conversion.* On the Mandatory Conversion Date, each outstanding share of Series A will mandatorily convert into the number of fully paid and nonassessable Common Shares as is determined by multiplying the number of Series A shares by the Conversion Factor, without any action being required of the Holder or the Corporation to effectuate such conversion.

8.2.1. The person or persons entitled to receive the shares of Common Shares issuable upon mandatory conversion of Series A will be treated as the record holder(s) of such shares of Common Shares as of the Close of Business on the Mandatory Conversion Date. Prior to the Close of Business on the Mandatory Conversion Date, the shares of Common Shares issuable upon conversion of the Series A will not be deemed to be outstanding.

8.2.2. The Corporation shall deliver the Common Shares to which the Holder is entitled pursuant to this Section 8.2 on or prior to the third Business Day immediately following the applicable Mandatory Conversion Date.

8.3. *Triggering Event Conversion at the Option of the Holder.*

8.3.1. Any Holder shall have the option to convert such Holder's shares of Series A, in whole or in part (but in no event less than one share of Series A), immediately preceding any Triggering Event (or in the case of Triggering Events that are covered by clauses 3.22.2 and 3.22.4 of the definition of "Triggering Event", within twenty (20) Business Days after receipt of the relevant Triggering Event Notice) (a "**Triggering Event Conversion**"), into the number of fully paid and nonassessable Common Shares as is determined by multiplying the number of Series A shares by the Conversion Factor. The date of such Triggering Event Conversion is referred to herein as the "**Triggering Event Conversion Date**."

8.3.2. In the event a Schedule TO is filed as contemplated in clause 3.22.2of the definition of Triggering Event, the Holders shall be entitled to participate in such transaction (based on the number of Common Shares as converted pursuant to the provisions of this Section 8.3) and such Series A shall convert immediately prior to the consummation of the transaction. In the event the transaction is not consummated, the Series A shall not convert and shall remain outstanding.

8.4. *Triggering Event Notice.* The Corporation shall give written notice of any Triggering Event to each Holder not less than 30 days prior to the anticipated date of the Triggering Event (or in the case of events covered by clauses 3.22.2 and 3.22.4 of the definition of "Triggering Event," to the extent such event could not be previously anticipated by the Corporation, promptly upon the Corporation having notice of such Triggering Event) (a "**Triggering Event Notice**"). Any Triggering Event Notice shall include a statement that the Holder has the option to convert such Holder's shares of Series A into Common Shares immediately preceding any Triggering Event pursuant to a Triggering Event Conversion (or in the case of Triggering Events that are covered by clauses clauses 3.22.2 and 3.22.4 of the definition of "Triggering Event," within 20 Business Days of such notice being given to the Holder). Any election notice given by a Holder in the event of a Triggering Event Conversion after receipt of a Triggering Event Notice may be made contingent on and subject to the actual occurrence of the relevant Triggering Event.

8.5. *Conversion Procedures.* To effect a Conversion, a Holder who:

8.5.1. holds shares of Series A in certificated form must:

8.5.1.1. complete and manually sign the conversion notice on the back of the Series A certificate or a facsimile of the conversion notice;

8.5.1.2. deliver the completed conversion notice and the certificated shares of Series A to be converted to the Conversion Agent;

8.5.1.3. if required, furnish appropriate endorsements and transfer documents;

8.5.1.4. if required, pay all transfer or similar taxes or duties, if any.

8.5.2. A Holder will not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Common Shares if such Holder exercises its conversion rights, but such Holder will be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Shares in a name other than the name of such Holder. A certificate representing Common Shares will be issued and delivered only after all applicable taxes and duties, if any, payable by the Holder have been paid in full.

8.5.3. The person or persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record Holder(s) of such Common Shares as of the Close of Business on the applicable Triggering Event Conversion Date. Prior to such applicable Triggering Event Conversion Date, Common Shares issuable upon conversion of any shares of Series A shall not be deemed outstanding.

8.5.4. In the event that a conversion is effected with respect to shares of Series A representing fewer than all the shares of Series A held by a Holder, upon such conversion the Corporation shall execute and the Registrar shall countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Series A as to which conversion was not effected.

8.5.5. The Corporation shall deliver the Common Shares to which the Holder converting pursuant to Section 8.3 is entitled on or prior to the third Business Day immediately following the applicable Triggering Event Conversion Date.

8.5.6. No fractional Series A shares shall be converted and no fractional Common Shares shall be issued as a result of any conversion of shares of Series A. Any portion of a dividend that would result in issuance of a fractional share of common stock shall be paid in cash at the dividend rate.

8.6. ***Outstanding Shares of Series A.*** Shares of Series A that have been converted shall cease to be outstanding on the applicable Conversion Date, subject to the

right of Holders of such shares to receive Common Shares issuable upon conversion of such shares of Series A.

9. **Anti-Dilution Adjustments.**

9.1. *Upon Stock Dividends, Subdivisions or Splits.* If, at any time after the Issue Date, the number of Common Shares outstanding is increased by a stock dividend payable in Common Shares or by a subdivision or split-up of Common Shares, then, following the record date for the determination of holders of Common Shares entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Conversion Factor shall be appropriately adjusted so that the number of Common Shares issuable on conversion of Series A shall be increased in proportion to such increase in outstanding shares.

9.2. *Upon Combinations.* If, at any time after the Issue Date, the number of Common Shares outstanding is decreased by a combination of the outstanding Common Shares into a smaller number of Common Shares, then, following the record date to determine shares affected by such combination, the Conversion Factor shall be appropriately adjusted so that the number of Common Shares issuable on conversion of each share of Series A shall be decreased in proportion to such decrease in outstanding shares.

9.3. *Upon Reclassifications, Reorganizations, Consolidations or Mergers*. In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation with or into another corporation (where the Corporation is not the surviving corporation or where there is a change in or distribution with respect to the Common Shares and to the extent that any shares of Series A are not converted pursuant to a Triggering Event Conversion), each share of Series A, after such reorganization, reclassification, consolidation, or merger, shall be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such consolidation or surviving such merger, if any, to which the holder of the number of Common Shares deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such Series A would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations, or mergers. The Corporation shall not effect any such reorganization, reclassification, consolidation or merger unless, prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, shall assume, by written instrument, the obligation to deliver to the Holders such shares of stock, securities or assets, which, in accordance with the foregoing provisions, such Holders shall be entitled to receive upon such conversion.

10. **Reservation of Common Shares.**

10.1. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Shares or shares held in the treasury by the Corporation, solely for issuance upon the conversion of shares of Series A as provided in this Statement of Designation, free from any preemptive or other similar rights, such number of Common Shares as shall from time to time be issuable upon the conversion of all the shares of Series A then outstanding. For purposes of this Section 10.1, the number of Common Shares that shall be deliverable upon the conversion of all outstanding shares of Series A shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

10.2. All Common Shares delivered upon conversion of the Series A shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

10.3. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

11. **Record Holders.** To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the record holder of any share of Series A as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.

12. **Notices.** All notices or communications in respect of Series A shall be in writing and delivered via first class mail, postage prepaid at the holder's address as set forth in the records of the Corporation, and shall be deemed effective on the date deposited with the Unites States Post Office.

13. **Repurchase and Sale of Series A.** Subject to the limitations imposed herein and applicable law, the Corporation may purchase and sell shares of Series A from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine.

14. **Other Rights.** The shares of Series A shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in Articles of Incorporation or as provided by applicable law.